UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 Date of Report (Date of earliest event reported): December 8, 2006

FEDERAL HOME LOAN BANK OF SEATTLE

(Exact name of registrant as specified in its charter)
Federally chartered corporation	000-51406	91-0852005
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

1501 Fourth Avenue, Suite 1800 Seattle, WA		98101-1693
(Zip Code)
(Address of principal executive offices)

(800) 973-6223

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03 Material Modification to Rights of Security Holders

On December 8, 2006, the Director of the Office of Supervision (the "OS Director") of the Federal Housing Finance Board (the "Finance Board") granted the Federal Home Loan Bank of Seattle (the "Seattle Bank") a waiver of certain restrictions on our ability to pay dividends on our capital stock. The waiver relates to dividend limitations imposed by the Seattle Bank's Board of Directors (the "Board") as a condition to the Finance Board's acceptance of the Seattle Bank's business and capital management plan. Specifically, in May 2005, the Board indefinitely suspended the declaration and payment of dividends on our capital stock unless prior approval was received from the OS Director.

In December 2006, the Board and senior management of the Seattle Bank determined that it would be in the best interests of the Seattle Bank to resume the payment of dividends to our members and formally requested the OS Director to grant a waiver to the Seattle Bank so that we could pay quarterly cash dividends to our members within the following parameters:

  Dividends paid during the fourth quarter of 2006 may not exceed 50% of third quarter 2006 net income, as calculated pursuant to accounting principles generally accepted in the United States ("GAAP").
  Total dividends paid during the fourth quarter of 2006 and the first quarter of 2007 may not exceed 50% of combined third quarter and fourth quarter 2006 net income, as calculated pursuant to GAAP.
  Total dividends paid during the second, third and fourth quarters of any calendar year (any such calendar year being referred to as "Year N") and the first quarter of the immediately following calendar year (the four quarters being the "Year N Quarters") may not exceed 50% of net income for Year N, as calculated pursuant to GAAP.
    For example, if Year N is 2007, total dividends paid during the second, third and fourth quarters of 2007 and the first quarter of 2008 could not exceed 50% of calendar year 2007 net income, as calculated pursuant to GAAP.
  After the first quarter of 2007, dividends paid during any particular Year N Quarter may exceed 50% of the net income for the immediately preceding Year N Quarter, but only if and to the extent that the aggregate amount of dividends paid with respect to earlier Year N Quarters does not exceed 50% of aggregate year-to-date net income, as calculated pursuant to GAAP, through the end of the immediately preceding Year N Quarter.
    For example, if we were to pay dividends during the second, third, and fourth quarters of 2007 that totaled less than 50% of our aggregate net income for 2007 through the end of the third quarter of 2007, then we would be permitted to pay a dividend in the first quarter of 2008 that is greater than 50% of our net income for the fourth quarter of 2007, so long as the aggregate amount paid during all four quarters (i.e., second, third, and fourth quarters of 2007 and the first quarter of 2008 -- the Year N Quarters) did not exceed 50% of net income for calendar year 2007 (i.e., Year N).
    As an example of dividends payable during a period shorter than a year, if we were to pay dividends during the second and third quarters of 2008 that totaled less than 50% of our net income for the first and second quarters of 2008, we would be permitted to pay a dividend in the fourth quarter of 2008 that is greater than 50% of our net income for the third quarter of 2008, so long as the aggregate amount paid during the second, third and fourth quarters of 2008 did not exceed 50% of year-to-date net income through the third quarter of 2008.

These dividend limitations will remain in effect until we receive written approval from the OS Director to exceed the limitations. There can be no assurance that the Board will declare dividends, if any, to the fullest extent permitted for any period.

Pursuant to the waiver from the OS Director, the Seattle Bank was granted the ability to begin declaring and paying dividends on our capital stock in the fourth quarter of 2006. The Board declared a dividend of $0.10 per share on both Class B(1) and Class B(2) stock based upon the average amount of such stock held during the third quarter of 2006. This dividend will be paid prior to the end of 2006.

Item 7.01 Regulation FD Disclosure

On December 8, 2006, the Seattle Bank issued a press release announcing the declaration of dividends as described above in Item 3.03. The full text of the press release is included as Exhibit 99.1 hereto. The information being furnished pursuant to Item 7.01 of this Current Report on Form 8-K and contained in Exhibit 99.1 hereto shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liability of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

99.1 Press release dated December 8, 2006, announcing the dividend waiver approval.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Federal Home Loan Bank of Seattle
Date: December 11, 2006	By: /s/ Mark R. Szczepaniak Name: Mark R. Szczepaniak Title: Senior Vice President, Chief Financial Officer

Exhibit Index

Exhibit No. Description

99.1 Press release, dated December 8, 2006, issued by the Federal Home Loan Bank of Seattle